Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-152139, 333-127019, 333-112544, 333-112545, 333-112546, 333-112547, 333-107364 and 33-44881, on Form S-8 of our reports dated February 24, 2009, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 on January 1, 2007), and the effectiveness of Church & Dwight Co., Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

New York, NY

February 24, 2009